Exhibit 99.1
NEWS RELEASE

Public Relations:	Donna St. Germain	Investor Relations:	Gregg Lampf
	(443) 327-1454		(443) 327-1532
	dstgermain@safenet-inc.com		glampf@safenet-inc.com
	www.safenet-inc.com		www.safenet-inc.com
SafeNet Receives Anticipated Notice Related to Previously Announced
Late Filing of Form 10-K for the Fiscal Year 2006

BALTIMORE, Maryland — March 23, 2007 — SafeNet, Inc. (NASDAQ: SFNT) announced today, as expected, that the Company has received an additional Staff Determination notice from NASDAQ stating that the Company has failed to timely file its Form 10-K for the fiscal year ended December 31, 2006 and, therefore, is not in compliance with NASDAQ Marketplace Rule 4310(c)(14). On March 13, 2007 the Company disclosed that, in connection with the previously disclosed investigation by the special committee of the board to investigate the Company’s stock option granting practices and the audit of the necessary restatements, it would not be able to file its Form 10-K for the fiscal year ended December 31, 2006. On February 8, 2007, the Company disclosed that the NASDAQ Listing and Hearing Review Council (the “Listing Council”) stayed the decision by the NASDAQ Listing Qualifications Panel to suspend trading in the Company’s securities, pending a review of the decision by the Listing Council. As previously announced, the Company has until March 30, 2007 to submit any additional information the Company believes is necessary for the Listing Council to review. Unless the tender offer announced on March 12, 2007 results in an earlier event in which the Company’s securities are no longer tradable, the Company’s common stock will remain listed on The NASDAQ Global Select Market pending the issuance of a formal decision by the Listing Council, which the Company believes would occur some time after March 30th.
There can be no assurance that the Listing Council will determine that the Company should remain listed on NASDAQ after the completion of its review.
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. UBS, Nokia, Fujitsu, Hitachi, ARM, Bank of America, NetGear, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.